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                                                                    EXHIBIT 23.4

                       [LETTERHEAD OF ERNST & YOUNG LLP]

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of First Bank System, Inc. (the Company) for the registration of 115,000,000 shares of its common stock and 6,000,000 shares of its 8 1/8% cumulative preferred stock and to the incorporation by reference therein of our report dated January 9, 1997, with respect to the consolidated financial statements of the Company included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP
Minneapolis, Minnesota
June 16, 1997